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EXHIBIT 24.2

Power of Attorney

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned appoints J. Smoke Wallin and S.K. Johnston, III his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

December 7, 2006	/s/ MARTIN J. FROST Martin J. Frost

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Power of Attorney